Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) of MIND Technology, Inc. of our report dated April 16, 2021, relating to the consolidated financial statements of MIND Technology, Inc., which report appears in the Form 10-K of MIND Technology, Inc. for the year ended January 31, 2021.

/s/ Moss Adams LLP

Houston, Texas
September 9, 2021